99.1

Cindy Demers — Corporate and Government Affairs
(480) 754-4090

Stephen Blum — Investor Relations
(480) 754-5040

The Dial Corporation Declares Quarterly Dividend

Scottsdale, Ariz., January 27, 2004 - The Board of Directors of The Dial Corporation (NYSE: DL) today declared a quarterly dividend of $0.09 per share on the Company’s common stock. The dividend is payable on April 15, 2004 to stockholders of record at the close of business on March 15, 2004.

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial® soaps, Purex® laundry detergents, Renuzit® air fresheners and Armour® Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

###